Signature of Reporting Person

HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

By:    HM4 Partners, L.P., its general partner

By:    Hicks, Muse GP Partners L.A., L.P., its general partner

By:    Hicks, Muse Latin America Fund I Incorporated, its general partner

By:    /s/ William G. Neisel
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       William G. Neisel
       Treasurer